Exhibit 10.2

AMERICAS SILVER CORPORATION

RESTRICTED SHARE UNIT PLAN

Amended and restated effective as of February 23, 2016

Table of Contents

Article 1	OBJECTIVES AND DEFINITIONS	1
1.1	Objectives and Definitions	1
Article 2	GRANT OF RESTRICTED SHARE UNITS	3
2.1	Grant of RSUs	3
2.2	Forfeited RSUs	4
Article 3	RESTRICTED SHARE UNITS	4
3.1	Restricted Share Unit Grants and Accounts	4
3.2	Vesting and Forfeiture	4
3.3	Payment of Benefits in Respect of Restricted Share Units	5
3.4	Dividends Paid on Shares	6
3.5	Termination of Employment	6
3.6	Maximum Number of Common Shares and Limitations	7
Article 4	ADJUSTMENTS AND MERGER AND ACQUISITION TRANSACTIONS	7
4.1	Adjustments	7
Article 5	ADMINISTRATION	8
5.1	Administration	8
5.2	Amendments	8
5.3	Termination	9
5.4	Applicable Withholding Taxes	9
5.5	Currency	9
5.6	Beneficiaries and Claims for Benefits	10
5.7	General	10
Exhibit A RESTRICTED SHARE UNIT AWARD AGREEMENT		A-1

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AMERICAS SILVER CORPORATION
(the “Company”)
AMENDED & RESTATED RESTRICTED SHARE UNIT PLAN

WHEREAS effective January 30, 2015, in connection with the closing of the merger with U.S. Silver & Gold Inc., the Company adopted a Restricted Share Unit Plan which allowed for the settlement of RSUs in accordance with the Plan and Applicable Award Agreements to be made in cash; and

WHEREAS, the Board determined that RSUs granted under the Plan should be settled in either cash or Common Shares of the Company and the Plan should be amended and restated to reflect this and other required amendments.

ARTICLE 1
OBJECTIVES AND DEFINITIONS

NOW THEREFORE:

1.1	Objectives and Definitions

1.1.1	The Plan is intended as an incentive to enable the Company:

(a)	to attract and retain qualified employees, particularly at the projects of the Company and its Affiliates who may or may not participate in the Company’s stock option plan or to defer other forms of incentive compensation awarded to executives of the Company;

(b)	promote a proprietary interest in the Company and its Affiliates among such employees, and

(c)	stimulate the active interest of such persons in the development and financial success of the Company and its Affiliates.

1.1.2	In this Plan, the following terms have the following meanings:

“Account” or “Restricted Share Unit Account” has the meaning set forth in Section 3.1.1;

“Affiliate” means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee;

“Applicable Law” includes, without limitation, all applicable securities, corporate, tax and other laws, rules, regulations, instruments, notices, blanket orders, decision documents, statements, circulars, procedures and policies including, without limitation, the policies and by-laws of the TSX;

“Applicable Withholding Taxes” has the meaning attributed to that term in Section 5.4.1;

“Award” means an award of Restricted Share Units under this Plan;

“Award Agreement” means the agreement in writing evidencing the terms and conditions under which an Award has been granted under this Plan, substantially in the form attached hereto as Exhibit A for RSUs that are not Vested RSUs;

“Beneficiary” means, subject to Applicable Law, any person designated by a Participant to receive any amount payable under the Plan in the event of a Participant’s death or, failing designation, the Participant’s estate;

“Board” means the board of directors of the Company;

“Blackout Period” means the period during which the relevant Participant is prohibited from trading in any securities of the Company due to trading restrictions imposed by the Company in accordance with its trading policies;

“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder;

“Common Share” means a common share without par value in the capital stock of the Company as the same are presently constituted;

“Company” means Americas Silver Corporation and its successor corporations;

“Committee” means the Corporate Governance and Compensation Committee of the Company.

“Date of Grant” of a RSU means the date such RSU is granted to a Participant under the Plan, as evidenced by an Award Agreement between the Company and the Participant;

“Director” means a member of the Board;

“Eligible Person” means employees of the Company or its Affiliates or as otherwise determined by the Committee.

“Fair Market Value” means, with respect to a Common Share on any date, the weighted average price of the Common Shares on the TSX for the five days on which Common Shares were traded immediately preceding that date; provided that if the Common Shares are not listed for trading on a stock exchange on such date, the Fair Market Value shall be the price per Common Share as the Committee, acting in good faith, may determine; provided, further, that the Committee may designate in any Award Agreement that Fair Market Value is to be determined using either Canadian currency or U.S. currency;

“Insider Participation Limited” has the meaning attributed to that term in Section 3.6(b);

“Original RSU” has the meaning attributed to that term in Section 3.4.1;

“Participant” means an Eligible Person who has been designated by the Company for participation in the Plan and who has agreed to participate in the Plan and to whom RSUs have or will be granted hereunder;

“Plan” means this Restricted Common Share Unit Plan as set forth herein, as the same may be amended from time to time;

“Redemption Date” has the meaning attributed to that term in Section 3.3.

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“Restricted Share Unit” or “RSU” means a bookkeeping entry on the books of the Company whereby a notional unit equivalent in value to one Common Share, and designated as a Restricted Share Unit, is credited to a Participant’s Account in accordance with the terms set forth in the Plan;

“Restricted Share Unit Account” has the meaning set forth in Section 3.1.1;

“RSU Final Vesting Date” means, with respect to a Restricted Share Unit granted to a RSU Participant, December 31 of the calendar year which is three (3) years after the calendar year in which the service was performed in respect of which the particular Award was made;

“RSU Vesting Date” means, with respect to a Restricted Share Unit granted to a Participant, the date determined in accordance with Section 3.2.1;

“Termination Date” of a Participant means the earlier of

(i)	the date of the Participant’s death; and
(ii)	the date of the termination of the Participant’s employment with the Company and/or any Affiliate for any reason whatsoever, being the Participant’s last day of actual and active employment, without regard to any period of notice or pay in lieu of notice which follows the Participant’s last day of actual and active employment,

“Section 409A” means section 409A of the Code;

“Tax Act” means the Income Tax Act (Canada), as amended.

“TSX” means the Toronto Stock Exchange or, if the Common Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange in Canada on which such Common Shares are listed and posted for trading as may be selected for such purpose by the Board;

“US Taxpayer” means a Participant whose compensation from the Company is subject to Section 409A; and

“Vested Restricted Share Unit” or “Vested RSU” has the meaning attributed to that term in Section 3.2.3.

In this Plan, unless the context requires otherwise, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

ARTICLE 2
GRANT OF RESTRICTED SHARE UNITS

2.1	Grant of RSUs

2.1.1	Subject to the terms of the Plan, the Board may make grants of Restricted Share Units to Eligible Persons who are, in the opinion of the Board, in a position to contribute to the success of the Company or any of its Affiliates or who, by virtue of their service to the Company or any predecessors thereof or to any of its Affiliates, are in the opinion of the Board, worthy of special recognition, or as a means of cash conservation by granting such Eligible Persons Restricted Share Units in lieu of incentive cash compensation. Except as may be otherwise set out in this Plan, the granting of RSUs is entirely discretionary. Nothing in this Plan shall be deemed to give any person any right to participate in this Plan or to be granted an Award and the designation of any Award in any year or at any time shall not require the designation of such person to receive an Award in any other year or at any other time. The Committee and/or the Board shall consider such factors as it deems pertinent in selecting participants and in determining the amounts and terms of their respective Awards.

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2.1.2	All grants of Restricted Share Units under this Plan will be evidenced by Award Agreements. Any one executive officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Award Agreement to each Participant.

2.2	Forfeited RSUs

2.2.1	Unless otherwise approved by the Board and provided for in the applicable Award Agreement, no Participant shall have any entitlement to receive any payment in respect of any RSUs which have been forfeited under this Plan, by way of damages, payment in lieu or otherwise.

ARTICLE 3
RESTRICTED SHARE UNITS

3.1	Restricted Share Unit Grants and Accounts

3.1.1	An Account, to be known as a “Restricted Share Unit Account”, shall be maintained by the Company for each Participant who has been granted Restricted Share Units by way of a bookkeeping entry in the books of the Company. On each Date of Grant, the Account will be credited with the Restricted Share Units granted to a Participant on that date. The Restricted Share Units credited to the Participant’s Restricted Share Unit Account will be cancelled as of the applicable Redemption Date.

3.1.2	The establishment of the Plan in respect of Restricted Share Units shall be an unfunded obligation of the Company. Neither the establishment of the Plan in respect of Restricted Share Units nor the grant of any Restricted Share Units shall be deemed to create a trust. Amounts payable to any Participant under the Plan in respect of Restricted Share Units shall be a general, unsecured obligation of the Company. The right of the Participant or Beneficiary to receive payment pursuant to the Plan in respect of Restricted Share Units shall be no greater than the right of other unsecured creditors of the Company.

3.2	Vesting and Forfeiture

3.2.1	Subject to Section 3.2.2 and unless otherwise approved by the Board and provided for in the applicable Award Agreement, a Restricted Share Unit granted under this Plan shall vest on the third anniversary of the Date of Grant provided; however, that all Restricted Share Units granted under a particular Award carrying a different vesting schedule shall vest on or before the RSU Final Vesting Date for such Restricted Share Units. It being understood the value of both Vested RSUs and unvested RSUs shall fluctuate with the value of the underlying Common Shares, nothing in this Plan shall be construed to give any Participant any right to a guaranteed minimum value of a particular RSU, whether at the time of grant, vesting, payment or any other time.

3.2.2	If any Blackout Period, would apply at any particular time to prevent payment in respect of a Restricted Share Unit pursuant to Section 3.3.1 to be made on or before the RSU Final Vesting Date for such Restricted Share Unit, then the RSU Vesting Date for such Restricted Share Unit will be accelerated by the Board by up to ten (10) business days after the lifting of the relevant Blackout Period provided such payment is made on or before the RSU Final Vesting Date for such Restricted Share Unit.

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3.2.3	All Restricted Share Units recorded in a RSU Participant’s Restricted Share Unit Account which have vested in accordance with this Plan or as provided for in the applicable respective Award Agreement and are not forfeited hereunder by the Participant are referred to herein as “Vested Restricted Share Units” or “Vested RSUs”.

3.2.4	For greater certainty, no RSU Participant nor any Beneficiary or other person claiming through a RSU Participant shall be entitled to any benefit hereunder in respect of any Restricted Share Units that are not Vested Restricted Share Units.

3.2.5	Notwithstanding anything else herein contained, the Company may, in its discretion, at any time permit the acceleration of the RSU Vesting Date, all in the manner and on the terms as may be authorized by the Board.

3.3	Payment of Benefits in Respect of Restricted Share Units

3.3.1	Unless otherwise approved by the Board and provided for in the applicable Award Agreement, payment in redemption of an Award of a Restricted Share Unit granted to a RSU Participant shall become payable on each RSU Vesting Date for such Restricted Share Unit and redeemed in accordance with Section 3.3.2; provided, however that all payments under a particular Award shall be made on or before the RSU Final Vesting Date for such Restricted Share Unit (the “Redemption Date”).

3.3.2	Subject to the provisions of this Article 3, on the Redemption Date with respect to a RSU Participant, the Company shall, in satisfaction of its obligations hereunder and in its sole discretion, either:

(a)	pay to the Participant, or Participant’s Beneficiaries, on the Redemption Date a lump sum cash payment, net of any Applicable Withholding Taxes, equal to the number of RSUs credited to his or her Participant Account as of the Redemption Date multiplied by the Fair Market Value of one Common Share on the Redemption Date; or

(b)	subject to Section 3.3.3 herein, deliver to the Participant, or to the Participant’s Beneficiaries, on the Redemption Date that number of Common Shares equal to the whole number of RSUs credited to his or her Participant Account as of the Redemption Date, plus a cash settlement of any fraction of a RSU, provided that the Company shall be entitled to sell a portion of the Common Shares to fund payment of applicable taxes and any associated costs as contemplated in Section 5.4 herein.

The Participant shall have no further entitlement under the Plan upon receipt of the lump sum cash payment referred to in Section 3.3.2(a) or Common Shares (and where applicable, cash in lieu of fractional Common Shares) under Section 3.3.2(b).

3.3.3	Settlement of RSUs with Common Shares:

(a)	In order to satisfy its settlement obligation where the Company has, subject to TSX approval, elected to deliver Common Shares on a Redemption Date, the Company, at the discretion of the Board may elect to obtain Common Shares in respect of a Participant's entitlement through the facilities of the TSX in accordance with the by-laws, regulations and policies of the TSX and Applicable Law or issue such Common Shares from treasury.

(b)	Any entitlement to fractional Common Shares shall be paid in cash based on the Fair Market Value of one Common Share on the Redemption Date, less any Applicable Withholding Taxes.

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(c)	If the Company elects to deliver Common Shares on a Redemption Date, the Company shall pay all fees and commissions arising in connection with the purchase of such Common Shares by the Company.

3.3.4	If payment in respect of an Award of a Restricted Share Unit granted to a Participant shall become payable to any US Taxpayer, the payment in redemption of such Award shall be made no later than two and a half months after the end of the Participant’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture, such that all payments are exempt from application of Section 409A.

3.4	Dividends Paid on Shares

3.4.1	Subject to Section 3.4.2, in the event the Company pays a dividend on the Common Shares subsequent to the granting of an Award, the number of Restricted Share Units relating to such Award (the “Original RSU”) shall be increased by an amount equal to:

(a)	the product of: (i) the aggregate number of Original RSUs held by the Participant on the record date for such dividend; and (ii) the per Common Share amount of such dividend (or, in the case of any dividend payable in property other than cash, the per Common Share Fair Market Value of such property as determined by the Committee); divided by

(b)	the Fair Market Value of a Common Share calculated as of the date on which the dividend is declared.

3.4.2	In the event that the Company pays a dividend on the Common Shares in additional Common Shares, the number of Original RSUs shall be increased by a number equal to the product of: (a) the aggregate number of Original RSUs held by the Participant on the record date of such dividend; and (b) the number of Common Shares (including any fraction thereof) payable as a dividend on one Common Share.

3.5	Termination of Employment

3.5.1	Subject to the Board’s discretion to accelerate vesting under Section 3.2.5 and the provisions of any applicable Award Agreement, upon the Participant incurring a Termination Date prior to the RSU Vesting Date, all Restricted Share Units previously credited to such RSU Participant’s Restricted Share Unit Account which did not become Vested Restricted Share Units on or prior to the Participant’s Termination Date shall be terminated and forfeited as of such Termination Date.

3.5.2	If the relationship of the Participant with the Company is terminated for any reason prior to the vesting of the Restricted Share Units, whether or not such termination is with or without notice, adequate notice or legal notice or is with or without legal or just cause, the RSU Participant’s rights shall be strictly limited to those provided for in this Section 3.5, or as otherwise provided in the applicable Award Agreement between the Participant and the Company. Unless otherwise specifically provided in writing, the Participant shall have no claim to, or in respect of, any Restricted Share Units which may have or would have vested had due notice of termination of employment been given, nor shall the RSU Participant have any entitlement to damages or other compensation or any claim for wrongful termination or dismissal in respect of any Restricted Share Units or loss of profit or opportunity which may have or would have vested or accrued to the Participant if such wrongful termination or dismissal had not occurred or if due notice of termination had been given.

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3.6	Maximum Number of Common Shares and Limitations.

(a)	The number of Common Shares issuable under the Plan combined with the number of Common Shares issuable under all security- based compensation arrangements of the Company shall not exceed 10% of the issued and outstanding Common Shares as at the date of such Award.

(b)	Notwithstanding anything else contained herein, the number of Common Shares of the Company which are (i) issuable at any time, and (ii) issued within any one year period, to insiders (as such term is defined in Part 1 of the TSX Company Manual) of the Company pursuant to the terms of the Plan and under any other security-based compensation arrangement, shall not exceed 10% of the Company’s total issued and outstanding Common Shares (the “Insider Participation Limit”).

ARTICLE 4
ADJUSTMENTS AND MERGER AND ACQUISITION TRANSACTIONS

4.1	Adjustments

4.1.1	Appropriate adjustments to this Plan and to Awards shall be made, and shall be conclusively determined, by the Committee to give effect to adjustments in the number of Common Shares resulting from subdivisions, consolidations, reorganizations or reclassifications of the Common Shares, the payment of stock dividends by the Company (other than dividends in the ordinary course) or other changes in the capital of the Company. Any dispute that arises at any time with respect to any such adjustment will be conclusively determined by the Committee, and any such determination will be binding on the Company, the Participant and all other affected parties.

4.1.2	The grant of any Awards under this Plan will in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, amalgamate, reorganize, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets or engage in any like transaction. For avoidance of doubt, in the event of any reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs):

(a)	either (i) termination of any such Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event, the Committee or the Board determines in good faith that no amount would have been attained upon the realization of the Participant’s rights, then such Award may be terminated by the Company without any payment) or (ii) the replacement of such Award with other rights or property selected by the Committee or the Board, in its sole discretion; or

(b)	that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

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4.1.3	No adjustment provided for in this Article 4 will require the Company to issue a fractional share in respect of any or other Awards and the adjustment with respect to each Award will be limited accordingly.

ARTICLE 5
ADMINISTRATION

5.1	Administration

5.1.1	The Plan will be administered by the Committee. Notwithstanding the existence of the Committee, the Board itself will retain independent and concurrent power to undertake any action hereunder delegated to the Committee, whether with respect to the Plan as a whole or with respect to individual RSUs granted or to be granted under the Plan.

(a)	Subject to the limitations of the Plan, the Committee shall have full power to grant Awards, to determine the terms, limitations, restrictions and conditions respecting such Awards and to settle, execute and deliver Award Agreements and bind the Company accordingly, to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan.

(b)	The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its absolute discretion and shall be final, conclusive and binding on all parties concerned. No individual shall be liable for anything done or omitted to be done by such individual or any other individual, in connection with the performance of any duties under the Plan, except those which arise from such individual’s own willful misconduct or as expressly provided by statute.

(c)	The determination by the Committee of any question which may arise as to the interpretation or implementation of the Plan or any of the RSUs granted hereunder shall be final and binding on all Participants and other persons claiming or deriving rights through any of them.

5.1.2	The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided, however, that the Committee shall not delegate such authority in such a manner as would contravene the by-laws, regulations and policies of the TSX or any applicable limitations under Applicable Law.

5.1.3	All costs and expenses of administering the Plan will be paid by the Company.

5.2	Amendments

5.2.1	This Plan may be amended at any time by the Board in its sole discretion, subject to applicable regulatory approval, (including, approval of the TSX), and the terms of this Plan; provided that, no such amendment shall, unless required by law, adversely affect the rights of any Participant with respect to RSUs to which the Participant is then entitled under this Plan, without the consent of the Participant, and any amendment shall be such that this Plan continuously meets the conditions and requirements of Applicable Law.

5.2.2	Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan, without obtaining shareholder approval:

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(a)	amendments to the vesting provisions of the Plan and any Award Agreement;
(b)	amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the Applicable Laws, regulations, rules, orders of governmental or regulatory authorities or the requirements of the TSX in place from time to time;
(c)	amendments to the provisions of the Plan respecting administration of the Plan;
(d)	amendments to the provisions of the Plan respecting the terms and conditions on which Awards may be made pursuant to the Plan;
(e)	amendments to the Plan that are of a “housekeeping” nature; and
(f)	any other amendments, fundamental or otherwise, not requiring shareholder approval under Section 5.2.3, Applicable Laws or applicable policies of the TSX.

5.2.3	Without limiting the generality of the foregoing, the Board may not, without the approval of the Company’s shareholders, make the following amendments to the Plan:

(a)	an increase to the Plan maximum or the number of Common Shares issuable under the Plan;
(b)	any amendment to the amendment provisions in Sections 5.2.2 and 5.2.3 of the Plan;
(c)	extension of the termination or expiry of an Award;
(d)	the removal or increase of Insider Participation Limits;
(e)	any change that would materially modify the eligibility requirements for participation in this Plan; and
(f)	any amendment that permits the assignment or transfer of a RSU other than for normal estate planning purposes.

5.3	Termination.

5.3.1	The Board may, in its sole discretion and without the consent of any Participant, terminate the Plan at any time by giving written notice thereof to each Participant. Following termination of the Plan, additional RSUs shall not be credited to the Accounts of Participants except pursuant to Article 3 hereof. Notwithstanding the termination of the Plan, all amounts distributable under the Plan shall be paid to the persons entitled thereto on the date on which such distributions would have been made had the Plan not been terminated.

5.4	Applicable Withholding Taxes.

5.4.1	Prior to the delivery of any Common Shares or cash under this Plan, the Company shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy any federal, provincial, local and foreign taxes, pension plan contributions, employment insurance premiums and any other required deductions (collectively referred to herein as “Applicable Withholding Taxes”) that the Company determines is required to be withheld to comply with applicable laws. The Company shall make any withholdings or deductions in respect of Applicable Withholding Taxes as required by law or the interpretation or administration thereof. The Company shall be entitled to make arrangements to sell a sufficient number of Common Shares to be issued pursuant to the Plan to fund the payment and remittance of Applicable Withholding Taxes that are required to be deducted or withheld and any associated costs (including fees).

5.5	Currency

5.5.1	All payments and benefits under the Plan shall be determined and paid in the lawful currency of Canada.

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5.6	Beneficiaries and Claims for Benefits

5.6.1	Subject to the requirements of Applicable Law, a Participant shall designate in writing a Beneficiary to receive any benefits that are payable under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form and executed and filed in such manner as the Committee or the Board may from time to time determine.

5.7	General

5.7.1	Nothing contained in the Plan shall prevent the Company or any of its Affiliates from adopting or continuing in effect other compensation arrangements (subject to shareholder approval if such approval is required by TSX) and such arrangements may be either generally applicable or applicable only in specific cases.

5.7.2	The validity, construction and effect of the Plan, the grants of Awards, any rules and regulations relating to the Plan and Award Agreement, and all determinations made and actions taken pursuant to the Plan, shall be governed by and determined in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

5.7.3	If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person, or RSU and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

5.7.4	Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Affiliates and a Participant or any other person.

5.7.5	Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

5.7.6	The Plan shall enure to the benefit of and be binding upon the Company and its successors and assigns. The interest of any Participant under the Plan in any RSU shall not be transferable or alienable by the Participant either by pledge, assignment or in any other manner whatever, otherwise than by testamentary disposition or in accordance with the laws governing the devolution of property in the event of death; and after the Participant’s lifetime shall enure to the benefit of and be binding upon the Participant’s Beneficiary.

5.7.7	Nothing herein or otherwise shall be construed so as to confer on any Participant any rights as a shareholder of the Company with respect to any Common Shares reserved for the purpose of any Award, including for greater certainty, no Award shall confer any entitlement as to dividends or voting rights on a Participant until the date of purchase or issuance of such Common Shares, as determined by the Board, for the Account of such Participant as specifically provided herein.

5.7.8	Neither designation as a Participant nor the grant of any RSUs to any Participant entitles any Participant to any additional grant of any RSUs under the Plan. Neither the Plan nor any action taken hereunder shall interfere with the right of the Company to terminate a Participant’s employment, if applicable, at any time. Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

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Exhibit A
RESTRICTED SHARE UNIT AWARD AGREEMENT

[Unvested]

Name of Participant:	__________________________

U.S. SSN or TIN of Participant, if applicable:	__________________________

Non-U.S. Tax ID No., if applicable	__________________________

Residence Address of Participant:	__________________________

__________________________

Total Number of Restricted Share Units:	__________________________

Date of Grant (actual date of issuance):	__________________________

THIS AGREEMENT, dated as of the Date of Grant, between Americas Silver Corporation (the “Company”), and the participant named above (the “Participant”), is entered into pursuant to the Americas Silver Corporation Restricted Share Unit Plan (as amended from time to time, the “Plan”). All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.

WHEREAS, the Company has adopted and maintains the Plan to promote the interests of the Company by providing officers, employees or consultants providing services to, or for the benefit of, the Company with an appropriate incentive to encourage them to continue providing such services and to improve the growth and profitability of the Company; and

WHEREAS, the Company desires to grant, and the Participant desires to accept, Restricted Share Units under the Plan in accordance with the terms and conditions of this Award Agreement and the Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.1	Grant of Restricted Share Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Share Units specified above.

1.2	Date of Grant. The Restricted Share Units are hereby granted on and effective as of the Date of Grant specified above.

1.3	Vesting. Restricted Share Units issued under the Plan shall vest as provided in the Plan.

1.4	Entitlement of the Restricted Share Units. Payment in respect of a Vested Restricted Share Units shall be made as provided in the Plan.

1.5	Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. The Participant hereby acknowledges that, subject to the powers and limitations established by the Board, all decisions, determinations and interpretations of the Committee in respect of the Plan, this Award Agreement and the Restricted Share Units evidenced hereby shall be final and conclusive.

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1.6	Tax. Participant should consult his or her own tax advisor regarding the U.S. or Canadian federal, state and local, and foreign tax consequences of participation in the Plan.

1.7	Termination of Employment. Without limiting the generality of the foregoing, the Participant hereby acknowledges and agrees that all Restricted Share Units previously credited to the Participant’s Restricted Share Unit Account which did not become Vested Restricted Share Units on or prior to the Participant’s Termination Date shall be terminated and forfeited by the Participant as of such Termination Date. For the purposes of the Plan, the Participant’s Termination Date shall be the earlier of (i) the date of the Participant’s death, or (ii) the date of termination of the Participant’s employment with the Company and/or any Affiliate for any reason whatsoever, being the Participant’s last day of actual and active employment, without regard to any period of notice or pay in lieu of notice which follows the Participant’s last day of actual and active employment.

1.8	Miscellaneous. This Agreement shall be governed by, and shall be construed and administered according to, the laws of the Province of Ontario, without reference to principles of conflicts of law. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and the Participant has signed this Award Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Award Agreement and the Plan, as of the date first written above.

AMERICAS SILVER CORPORATION

By:
Name:
Title:

[Participant Signature]

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